                                   EXHIBIT 1.2

                               HOLLOW EGG ONE INC.
                        C/O TECUMSEH HOLDINGS CORPORATION
                     115 RIVER ROAD, BUILDING 12, SUITE 1205
                           EDGEWATER, NEW JERSEY 07020
TELEPHONE 201-313-1600                                          FAX 201-313-7249
                      E-MAIL TECUMSEH.HOLDINGS@VERIZON.NET

                                                           [date to be inserted]
To:      [name of Tecumseh shareholder(s)]
         [address of Tecumseh shareholder(s)]

                           Re: Non-binding, non-contractual indication of interest in the subscription for shares of Hollow Egg One Inc. under subscription rights of holders of Tecumseh Holdings Corporation's Class A Common Stock

Dear [name of shareholder(s)]:

         A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED IN THE PRELIMINARY PROSPECTUS DELIVERED HEREWITH IS SUBJECT TO COMPLETION OR AMENDMENT, THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THE PRELIMINARY PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THIS INDICATION OF INTEREST DOES NOT CONSTITUTE AN OFFER TO BUY.

ANY CONDITION, STIPULATION, OR PROVISION BINDING ANY PERSON ACQUIRING ANY SECURITY TO WAIVE COMPLIANCE WITH ANY PROVISION OF THE SECURITIES ACT OF 1933 OR OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION SHALL BE VOID.

         This letter has been sent to you for the purpose of determining whether, at such time as we may lawfully commence the public sale of the shares of stock of the Company, Hollow Egg Inc., you might have an interest in purchasing some of those shares. Nothing contained in your response to this letter will in any way obligate you, legally or otherwise, to invest in these Company shares. Your response and those of other prospective investors, may enable us better to conduct the offering of these Company shares. As you know, Tecumseh has undertaken, in the case of all such offerings of "blank check" or "shell companies" established by Tecumseh, to make the offering exclusively to the holders of Tecumseh's Class A Common Stock for a limited period of time prior to offering any of these shares to the general public. As a Tecumseh Class A Common shareholder, you are eligible to participate in these subscription rights to these "blank check" company (commonly known as "shell" company) shares. In this regard we have enclosed for your review a copy of our preliminary prospectus and have attached to this letter a copy of the subscription rights section of the prospects describing your rights. We ask that you read these documents with care.

         We will appreciate your advising us, by your completing and signing this letter (without incurring any obligation of any kind whatever) to advise us as to whether, at a price of $0.25 per share, you might be interested in purchasing Company shares at such time as they may lawfully be sold and, if you might be so interested, approximately how many Company shares you might be interested in purchasing. If applicable to your general present intent (which is subject to change), please insert the amount of shares in the following space:
__________________________________ .

         You warrant and represent that you fully understand, or have done, the following:

-        If a natural person, you are over the age of 21 years;

- You have received the preliminary prospectus for this offering, together with an additional copy of its subscription rights section, and that you have carefully read both of these documents;

- All subscription payments made by you to the Company and which are retained by, and not refunded to you by, the Company will be held in escrow in accordance with the terms of the escrow agreement and the prospectus, until termination of the escrow account pursuant to the escrow agreement;

- The Company shares will be offered subject to prior sale. The Company may, in its sole discretion, terminate the offering prior to its completion and expiration of it offering period and further reserves the right to reject, in whole or in part, any subscription, in its sole discretion, for any reason whatsoever. Should, as a result of any of these actions, funds are due to you, they will promptly be paid to you out of the Valley National Bank funds escrow account.

- The undersigned acknowledges that neither the United States Securities and Exchange commission nor any other state or federal agency has made any determination as to the merits of purchasing any of such shares, and that the ultimate purchase of these securities involves a high degree of risk.

- No representations, oral or written, have been made regarding this Offering otter than as set forth in the preliminary Prospectus.

         We will appreciate your completing and executing this form and returning it to us. We have enclosed a US Postal Service Business Reply Envelope of Tecumseh for this purpose for which the postage is paid by it. Your cooperation is appreciated. Should you have any questions or comments,. please don't hesitate to contact us at any of our addresses or numbers in our letterhead.

                                                 Sincerely,

                                                 HOLLOW EGG ONE INC.


                                                 By_____________________________
                                                     JOHN L. MILLING, President

----------------------------------------
  (Signature of possible subscriber)


----------------------------------------
 (Printed name of possible subscriber)


----------------------------------------
        (Date of signing)